                                                                   Exhibit 10.36

                                TALX CORPORATION

          SCHEDULE OF NAMED EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS

(a)      2006 Annual Base Salaries

         Effective April 1, 2005, base salaries for our named executive officers will be: $450,000 for William W. Canfield, President and Chief Executive Officer; $240,000 (effective May 1, 2005) for L. Keith Graves, Vice President and Chief Financial Officer; $214,500 for Michael E. Smith, Vice President, Marketing; and $198,000 for Edward W. Chaffin, President-UC eXpress. These salaries are paid pursuant to each officer's Employment Agreement with us, and this disclosure is qualified by reference to the written agreements, forms of which, or which, are filed or incorporated by reference as exhibits to the attached Annual Report on Form 10-K.

(b)      Stock Option Awards

         Effective January 27, 2005, we granted options to some of our employees to purchase common stock under our 1994 Amended and Restated Stock Option Plan for an exercise price equal to $20.64, after adjustment for the effect of the 3-for-2 stock split, the fair market value of the underlying common stock on the date of grant, subject to antidilution adjustments in accordance with the terms of the plan. In connection with this annual grant, Messrs. Smith and Graves each received 15,000 options, after adjustment for the effect of the 3-for-2 stock split, and Mr. Chaffin received 7,500 options, after adjustment for the effect of the 3-for-2 stock split. Some of the options are intended to qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, and all of the options vest annually on the anniversary of the date of grant in equal parts over a five-year period and expire on the tenth anniversary of the date of grant, if not earlier exercised or canceled. We described the material terms of awards under our 1994 plan in the proxy materials for our 2004 annual meeting of shareholders under the caption, "Shareholder-Approved Equity Compensation -- 1994 Stock Option Plan" and qualify this disclosure by reference to the forms of awards, which have been filed or incorporated by reference as exhibits to the attached Annual Report on Form 10-K.

(c)      Annual Incentive Compensation Plan

         We have an annual incentive compensation plan, in which some of our employees, including the named executive officers, participate. Under the plan, employees receive cash compensation in an amount equal to a specified percentage of their annual base salary (or of specified amounts in the case of other specified performance-based criteria set forth in an applicable award) if we approach, meet or exceed our annual earnings per share ("EPS") goal, which is annually determined by our board of directors, typically in the first fiscal quarter.

         At its January 27, 2005 meeting, the Compensation Committee decided to adjust the 2005 EPS goal to exclude projected increases in earnings from the October 2004 acquisitions of TBT Enterprises, Inc. and Net Profit, Inc. In addition, the Compensation Committee decided to adjust the basis on which it determines our performance relative to our EPS goal for all employees by excluding the effect on GAAP earnings of results from discontinued operations and, for all employees other than Mr. Canfield, by excluding the effect on GAAP earnings of a previously-disclosed $2.5 million charge that we recorded in connection with our settlement with the SEC.

         We believe that these changes to the EPS goal and to the basis on which performance to the EPS goal is measured provide a better evaluation of the performance of our business between historical periods, allow for equivalent comparisons to previous periods and retain for our employees incentive compensation that is comparable to their anticipated potential benefits, based on our planned performance for our employees when we completed our initial annual budgeting process for fiscal year 2005.

         For the 2005 fiscal year, Mr. Canfield was entitled to receive an annual incentive bonus ranging from 45%-112% of his base salary, and each of Messrs. Graves and Smith was entitled to receive an annual incentive bonus ranging from 30%-75% of his base salary, in each case, if our actual earnings per share approaches or exceeds the annual EPS goal by specified percentage amounts, assuming certain criteria are met. Mr. Chaffin's annual incentive bonus for the 2005 fiscal year also contained an EPS component which entitled Mr. Chaffin to a bonus of 7%-17% of his base salary, as well as additional components consisting of divisional sales-based criteria, and gross profit and revenue targets for our UC eXpress division, with specified adjustments related to acquisitions, which entitled Mr. Chaffin to an additional bonus ranging from 30% to 74% of his base salary, assuming certain criteria are met.

         Effective May 1, 2005, Mr. Grave's annual incentive bonus range for the 2006 fiscal year was increased to 36%-90% of his base salary, assuming certain criteria are met.

(d)      2004-2006 Long-Term Incentive Plan

         Mr. Canfield participates in our 2004-2006 Long Term Incentive Plan for Selected Key Executives, which we refer to as the "LTIP." The LTIP is designed to attract and motivate key selected employees toward long-term profit improvement and to permit them to earn additional compensation in the event that the profitability and asset productivity goals are achieved over the three-year term of the plan.

         Under the terms of the LTIP, our Compensation Committee determines the identities of the officers of TALX and our affiliates who are eligible to participate and generally has conclusive discretion with respect to other matters under the LTIP. Each participant must remain our employee for the entire term of the LTIP award, and no partial awards will be granted in the event of a participant's termination prior to the completion of the final plan year, subject to the next sentence, unless the Compensation Committee authorizes a partial award. Awards will vest and become payable in part if termination occurs as a result of a participant's death, disability or retirement before the completion of the term. Cash awards are determined as a percentage of a participant's base salary for the final year of the plan. The LTIP commenced on April 1, 2003.

         Currently, Mr. Canfield is the only employee designated by the Compensation Committee to participate in the LTIP, as follows:

     TALX Corporation 2004-2006 Long-Term Incentive Plan for Key Executives

                                                                                                Estimated Future
                                                                       Performance Or             Payouts Under
                                                Number of               Other Period                Non-Stock
                                               Performance            Until Maturation          Price-Based Plans
                 Name                           Units(1)                  Or Payout              Target/Maximum
                 ----                          -----------            ----------------          -----------------
William W. Canfield...................             N/A                    2004-2006            $450,000/$787,500(1)

(1) In the event that we meet or exceed the award criteria, and the other conditions under the LTIP are satisfied, we will pay Mr. Canfield an amount ranging from 100%-175% of his 2006 base salary pursuant to his award under the LTIP.

         On January 27, 2005, the Compensation Committee exercised its discretion under the LTIP and adjusted Mr. Canfield's goals under the plan by excluding the effects of projected increases in operating income attributable to acquired companies during the life of the plan, as determined at the time of each of the Johnson & Associates, Sheakley Businesses, TBT Enterprises, Inc. and Net Profit, Inc. acquisitions. The effect of this adjustment is to remove the benefit of up-front expected performance improvement attributable to acquisitions, which has the effect of raising the goal for Mr. Canfield.